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                       [HOST MARRIOTT LOGO & LETTERHEAD]


                                                                     Exhibit 99a
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HOST MARRIOTT TO ACQUIRE CONTROLLING
INTERESTS IN $400 MILLION OF HOTELS

BETHESDA, MD., Jan. 11, 1996 -- Host Marriott Corporation today announced that it has reached agreements to acquire controlling interests in the San Diego Marriott Hotel and Marina, two hotels in Mexico City and the Pittsburgh Hyatt, and to purchase the Delta Meadowvale Hotel and Conference Centre in Toronto, Canada.

     The 1,355-room San Diego Marriott Hotel and Marina is located on San Diego Bay, adjacent to the Convention Center and Seaport Village in downtown San Diego. The hotel consists of two towers, each comprising approximately 680 rooms, and a conference center. The first tower opened in 1984 and the second tower in 1987. With 56 meeting rooms covering 103,000 square feet, the hotel and conference center is the premiere business meeting hotel in downtown San Diego. Only seven minutes from San Diego International Airport and within walking distance of downtown San Diego's Gaslamp dining district and Horton Plaza shopping mall, the hotel also offers activities at its 446-slip marina.

     Host Marriott will invest approximately $13 million to increase its current ownership position from five to 51 percent and become the managing general partner of the partnership owning the hotel. Host Marriott said that the $225 million hotel, which is subject to a $206 million non-recourse mortgage, generated approximately $25 million of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) during 1995. Marriott International will continue to manage the hotel.

     Host Marriott said it also intends to enter into an agreement with Marriott International and Grupo Situr to acquire two hotels in Mexico City -- the 600-room Continental Plaza

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                                                                     Exhibit 99a
                                                                     Page 2 of 3

Aeropuerto Hotel, and a five star, 314-room hotel, overlooking Chapultepec Park in the fashionable Polanco district of Mexico City, which is scheduled to open in mid-1996. Both hotels will be managed by Marriott International.

     The total consideration for both hotels is $133 million, of which Host Marriott will contribute $56 million for a majority interest. Host
Marriott and Marriott International will receive a 12 percent first priority return on their investment.

      Terence C. Golden, president and chief executive officer, said, "We are very excited about the potential for this investment. Mexico City is the number one unserved market in the world for Marriott International and the most frequently requested destination by business travelers in which Marriott does not have a hotel. Both properties should benefit from this unmet demand and the long-term impact from NAFTA."

     The Continental Plaza Aeropuerto Hotel offers an unmatched location as the only hotel connected to the Mexico City airport terminal. Its high visibility in an irreplaceable location will make it a very profitable Marriott hotel. Host Marriott said that the Aeropuerto hotel generated approximately $8.5 million of EBITDA in 1995.

     The five-star Polanco Hotel also is well located, close to the downtown business center and walking distance to "high-end" retail and residential areas. The hotel will be branded a JW Marriott, Marriott International's flagship designation.

     Additionally, Host Marriott has entered into a joint venture agreement with Interstate Hotel Corporation to purchase the 400-room Pittsburgh Hyatt Regency Hotel for $18.5 million. Host Marriott, which will have a 95 percent ownership interest in the joint venture, will invest an additional $6.5 million to renovate and convert the hotel into the Marriott system. Interstate will manage the hotel under a Marriott franchise agreement.
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                                                                     Exhibit 99a
                                                                     Page 3 of 3

     In another agreement, Host Marriott said it would acquire the 374-room Delta hotel, located in the Meadowvale business park near the Toronto International Airport, for $25 million. The company said that the hotel generated approximately $3.1 million of EBITDA in 1995. Interstate will manage the property for Host Marriott under a Delta Hotels marketing agreement. Mr. Golden stated, "We expect this hotel to provide strong returns to Host Marriott in 1996."

     "We are seeing numerous additional acquisition opportunities as the industry continues to strengthen and consolidate. We acquired four hotels for $225 million in the fourth quarter of 1995, expect to close on the above five hotels in the first quarter of 1996, and have several additional strong investment opportunities that we are currently pursuing. There are still many hotels in the hands of inadvertent owners, such as banks and insurance companies, and in illiquid partnerships," said Mr. Golden.

     The company also has instituted a program to aggressively liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full service hotels. As a part of this program, it has decided to write-down the 174-acre Germantown land site it owns in Montgomery County, Maryland by $39 million (net of $21 million of taxes) and market it for sale. Marriott Corporation purchased the site in the mid-1980s for a proposed new corporate headquarters. However, due to company downsizing in the late 1980s and early 1990s, plans for a new corporate headquarters were dropped. More recently, Host Marriott planned to develop the site into an office park over an extended time period to recoup its investment. However, given the continuing weakness of the real estate market in Montgomery County the company has made a decision to sell the property.

     Host Marriott Corporation is a lodging real estate company which currently owns 90 properties operated primarily under Marriott brand names.